Financial Services Acquisition Corporation

                                             FOR IMMEDIATE RELEASE

     FSAC STOCKHOLDERS APPROVE MERGER AGREEMENT TO ACQUIRE EURO
     BROKERS INVESTMENT CORPORATION

          NEW YORK, NEW YORK - AUGUST 15, 1996 - Financial Services Acquisition Corporation (FSAC) announced today that its stockholders have approved FSAC's previously announced proposal to acquire Euro Brokers Investment Corporation, (Euro Brokers) with Euro Brokers to become a wholly owned subsidiary of FSAC. The stockholders of Euro Brokers previously approved the acquisition in July. FSAC expects to consummate the acquisition by the close of the day on Friday, August 16, 1996.

          FSAC is a public company specifically organized for the purpose of acquiring an operating business in the financial services industry.

          Euro Brokers is a privately held international and domestic inter-dealer broker for a broad range of financial instruments.

     (Contact:  FSAC - Gilbert Scharf, Chairman and C.E.O., 667
     Madison Avenue, New York, NY 10021 (212) 317-1000).

                                    FSAC

     667 Madison Avenue, New York, New York 10021 Tel. 212-246-1000 Fax. 212-246-1514